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                                                 EXHIBIT 3.1

                                  COMPOSITE AMENDED

                             CERTIFICATE OF INCORPORATION

                                          OF

                           PACIFIC GATEWAY PROPERTIES, INC.

         FIRST:    The name of the Corporation is PACIFIC GATEWAY PROPERTIES,
INC.

         SECOND:   The purpose for which the Corporation is formed is to
engage in any lawful act or activity for which corporations may be organized under the provisions of the Business Corporation Law of the State of New York. This Corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body.

         THIRD:    The office of the Corporation shall be located in the
City, County and State of New York.

         FOURTH:   (a)  The aggregate number of shares which the Corporation
shall have authority to issue is Twelve Million (12,000,000), divided into classes as follows:

              (1) Two Million (2,000,000) shares, each with a par value of One Dollar ($1.00), of a class designated "Preferred Stock", to be issued in series, and

              (2) Ten Million (10,000,000) shares, each with a par value of One Dollar ($1.00), of a class designated "Common Stock".

         (b) The shares of Preferred Stock may be issued in one or more series, and each series shall be so designated as to distinguish the shares thereof from the shares of all other series. All shares of Preferred Stock shall be identical except as to the relative rights, preferences and limitations referred to below:

         Authority is hereby expressly granted to the Board of Directors of the Corporation to fix, subject to the provisions herein set forth, before the issuance of any shares of a particular series, the number, designation, and relative rights, preferences and limitations of the shares of such series including (1) voting rights, if any, which may include the right to vote separately and the right to vote together as a single class with the Common Stock and any other series of the Preferred

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Stock with the number of votes per share accorded to shares of such series being the same as or different from that accorded to such other shares, (2) the dividend rate per annum, if any, and the terms and conditions pertaining to dividends and whether such dividends shall be cumulative, (3) the amount or amounts payable upon such shares and the priority thereof, if any, in the event of voluntary or involuntary liquidation, (4) the redemption price or prices, if any, and the terms and conditions of the redemption, (5) sinking fund provisions, if any, for the redemption or purchase of such shares, (6) the terms and conditions on which such shares are convertible, in the event the shares are to have conversion rights, and (7) any other rights, preferences and limitations pertaining to such series which may be fixed by the Board of Directors pursuant to the Business Corporation Law.

         (c) No amendment to the Certificate of Incorporation of the Corporation shall amend, alter, modify, change or repeal any of the provisions of this Article FOURTH unless the amendment effecting such amendment, alteration, modification, change or repeal shall receive the affirmative vote of such percentage (not less than a majority) as the Board of Directors shall determine of any series of the authorized Preferred Stock upon which the right to vote has been conferred by the resolution or resolutions adopted by the Board of Directors providing for the establishment of any such series of Preferred Stock in addition to any other vote of shareholders required by law or provision of this Certificate of Incorporation.

         FIFTH:    No shareholder, as such, shall have any preemptive or
similar right to have first offered to him any part of any presently or hereafter authorized shares, or bonds, debentures or securities convertible into shares, of the Corporation which may at any time or times be issued, optioned or sold by the Corporation. This provision shall operate to defeat all preemptive rights of any and all shares of the Corporation now authorized, or which the Corporation may hereafter be authorized to issue by any amendment or amendments to this Certificate of Incorporation.

         SIXTH:    The number of directors of the Corporation shall not be
more than thirteen. The number of directors constituting the entire Board shall be fixed from time to time by the By-Laws of the Corporation.

         SEVENTH: Any or all of the directors may be removed only for cause and only if such removal is authorized by the affirmative vote of the holders of two-thirds of the outstanding shares of stock of the Corporation entitled to vote thereon, except that when, by the provisions of the Certificate of Incorporation, the holders of shares of Preferred Stock or any series thereof voting as a class are entitled to elect any one or more directors, the directors so elected may be removed only by the applicable vote of the holders of the

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Preferred Stock or such series voting as a class.

               EIGHTH:   (a)  In addition to any affirmative vote required by
law or this Certificate of Incorporation, and except as otherwise expressly provided in Paragraph (c) of this Article EIGHTH:

              (1) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (A) any Interested Shareholder (as hereinafter defined) or (B) any other corporation (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Shareholder; or

              (2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate of any Interested Shareholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) of Five Million Dollars ($5,000,000) or more; or

              (3) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of Five Million Dollars ($5,000,000) or more; or

              (4) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Shareholder or any Affiliate of any Interested Shareholder; or

              (5) any reclassification of securities (including any reverse stock split), or recapitalization of the corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Shareholder or any Affiliate of any Interested Shareholder;

shall require the affirmative vote of the holders of at least eighty percent (80%) of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class. Such affirmative

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vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise. Notwithstanding any other provision of this Certificate of Incorporation to the contrary, each share of the Voting Stock shall have one vote for purposes of this Article EIGHTH.

         (b) The term "Business Combination" as used in this Article EIGHTH shall mean any transaction which is referred to in any one or more of Clauses
(1) through (5) of Paragraph (a) of this Article EIGHTH.

         (c) The provisions of Paragraph (a) of this Article EIGHTH shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of this Certificate of Incorporation, if in the case of a Business Combination that does not involve any cash or other consideration being received by the shareholders of the Corporation, solely in their capacities as shareholders, the condition specified in Clause (1) below is met, or if in the case of any other Business Combination, the conditions specified in either Clauses (1) or (2) below are met:

          (1) Prior to the consummation of a Business Combination, the Board of Directors of the Corporation adopts a resolution approving such Business Combination by the affirmative vote of not less than seventy-five percent (75%) of the total number of Directors in office or by unanimous written consent;

          (2)  All of the following conditions shall have been met:

                   (A) The aggregate amount of cash and Fair Market Value as of the date of the consummation of the Business Combination (the "Consummation Date") of consideration other than cash, to be received per share by holders of shares of Common Stock in such Business Combination shall be at least equal to the highest amount determined under Sub-Clauses (i) or (ii) below (it being intended that the requirements of this Clause (2)(A) of Paragraph (c) of ARTICLE EIGHTH shall be required to be met with respect to all shares of Common Stock outstanding, whether or not the Interested Shareholder has previously acquired any shares of the Common Stock);

                        (i) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder for any share of Common Stock acquired by it
                   (I) within the three-year period immediately prior to the first public announcement of the proposal of the Business Combination (the "Announcement Date") or (II)

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                   in the transaction in which it became an Interested
                   Shareholder, whichever is higher, plus interest compounded annually from the date on which the interested Shareholder became an Interested Shareholder through the Consummation Date at the prime rate of interest of Morgan Guaranty Trust Company of New York (or other major bank headquartered in New York City selected by at least seventy-five percent (75%) of the entire Board of directors) from time to time in effect in New York City, less the aggregate amount of any cash dividends paid and the Fair Market Value of any dividends paid in other than cash, per share of Common Stock from the date on which the Interested Shareholder became an Interested Shareholder through the Consummation Date in an amount up to but not exceeding the amount of such interest payable per share of Common Stock; or

                        (ii) the Fair Market Value per share of Common Stock
                   on the Announcement Date or on the date on which the Interested Shareholder became an Interested Shareholder, whichever is higher.

                   (B) The aggregate amount of cash and Fair Market Value as of the Consummation Date of the Business Combination of consideration other than cash, to be received per share by holders of shares of any class of outstanding Voting Stock other than the common stock, or any series thereof, shall be at least equal to the highest amount determined under Sub-Clauses
              (i), (ii) or (iii) below (it being intended that the requirements of this Clause (2)(B) of Paragraph (c) of Article EIGHTH shall be required to be met with respect to all shares of every such other class of outstanding Voting Stock, and any series thereof, whether or not the Interested Shareholder has previously acquired any shares of a particular series or class of Voting Stock):

                        (i) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder for any share of such series or class of Voting Stock, acquired by it (I) within the three-year period immediately prior to the Announcement Date or (II) in the transaction in which it became an Interested Shareholder, whichever is higher, plus interest compounded annually from the date on which the Interested Shareholder became an Interested Shareholder through the Consummation Date at the prime rate of interest of Morgan Guaranty Trust Company of New York

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                   (or other major bank headquartered in New York City
                   selected by at least seventy-five percent (75%) of the entire Board of Directors) from time to time in effect in New York City, less the aggregate amount of any cash dividends paid and the Fair Market Value of any dividends paid in other than cash, per share of such series or class of Voting Stock from the date on which the Interested Shareholder became an Interested Shareholder through the Consummation Date in an amount of to but not exceeding the amount of such interest payable per share of such series or class of Voting Stock; or

                        (ii) the Fair Market Value per share of such series or class of Voting Stock on the Announcement Date or the date on which the Interested Shareholder became an Interested Shareholder, whichever is higher; or

                        (iii) the highest preferential amount per share to which the holders of shares of such series or class of Voting Stock would be entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

                   (C) The consideration to be received by holders of a particular series or class of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as the Interested Shareholder has previously paid for shares of such series or class of Voting Stock. If the Interested Shareholder has paid for shares of any series or class of Voting Stock with varying forms of consideration, the form of consideration for such series or class of Voting Stock shall be either in cash or the form used to acquire the largest number of shares of such series or class of Voting Stock previously acquired by it.

                   (D) After such Interested Shareholder has become an Interested Shareholder and prior to the consummation of such Business Combination: (i) except as approved by at least seventy-five percent (75%) of the entire Board of Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any series or class of outstanding Preferred Stock; (ii) there shall have been (I) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by at least seventy-five percent (75%) of the entire Board of Directors, and (II) an increase

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              in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by at least seventy-five percent (75%) of the entire Board of Directors, and (iii) such Interested Shareholder shall have not become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Shareholder becoming an Interested Shareholder.

                   (E) After such Interested Shareholder has become an Interested Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation.

                   (F) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to public shareholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

              (d)  For the purposes of this Article EIGHTH:

              (1) A "person" shall mean any individual, partnership, association, firm, corporation or other entity.

              (2) "Interested Shareholder" shall mean any person (other than the Corporation or any Subsidiary) who or which:

                   (A) is the beneficial owner, directly or indirectly, of 10% or more of the outstanding Voting Stock; or

                   (B) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date of determination of Interested Shareholder status was the beneficial owner, directly or indirectly, of 10% or more of the then outstanding Voting Stock; or

                   (C) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the

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              two-year period immediately prior to the date of determination of Interested Shareholder status beneficially owned by any Interested Shareholder (other than Perini Corporation), if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

              (3)  A person shall be a "beneficial-owner" of any Voting Stock:

                   (A) which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly; or

                   (B) which such person or any of its Affiliates or Associates has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding; or

                   (C) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

              (4) For the purposes of determining whether a person is an Interested Shareholder pursuant to Clause (2) of this Paragraph (d), the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of Clause (3) of this Paragraph (d) but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

              (5) "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on December 1, 1983.

              (6) "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Shareholders set forth in Clause (2) of this Paragraph (d), the term "Subsidiary" shall mean only a

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         corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

              (7) "Fair Market Value" means: (A) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by at least seventy-five percent (75%) of the entire Board of Directors in good faith; and (B) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by at least seventy-five percent (75%) of the entire Board of Directors in good faith.

              (8) In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in Clauses (2)(A) and (2)(B) of Paragraph (c) of this Article EIGHTH shall include the shares of Common Stock and/or the shares of any other series or class of outstanding Voting Stock retained by the holders of such shares.

              (e) The Board of Directors by at least a seventy-five percent (75%) vote shall have the power and duty to determine, on the basis of information known to the Board after reasonable inquiry, all facts necessary to determine compliance with this Article EIGHTH, including without limitation (1) whether a person is an Interested Shareholder, (2) the number of shares of Voting Stock beneficially owned by any person, (3) whether a person is an Affiliate or Associate of another, (4) whether the requirements of Clause (2) of Paragraph (c) have been met with respect to any Business Combination, and (5) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of Five Million Dollars ($5,000,000) or more; and the good faith determination by at least seventy-five percent (75%) of the entire Board of Directors on such matters shall be conclusive and binding for all the purposes of this Article EIGHTH.

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         (f)  Nothing contained in this Article EIGHTH shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

         (g) Notwithstanding any other provisions of this Certificate of Incorporation or the By-Laws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the By-Laws of the Corporation), the affirmative vote of the holders of eighty percent (80%) or more of the shares of the then outstanding Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article EIGHTH of this Certificate of Incorporation.

         NINTH:    Where the By-Laws of the Corporation provide that a
section or subsection thereof may only be amended or repealed in accordance with this Certificate of Incorporation, such amendment or repeal shall require the affirmative vote of the holders of at least seventy percent (70%) of all outstanding shares of the Corporation entitled to vote thereon at any regular or special meeting of shareholders.

         TENTH:    Except as otherwise provided by law or this Certificate of
Incorporation, special meetings of the shareholders of the Corporation may only be called by a majority of the entire Board of Directors of the Corporation.

         ELEVENTH:  The duration of the Corporation shall be perpetual.

         TWELFTH: The Secretary of State is designated as agent of the Corporation upon whom process against it may be served. The post office address to which the Secretary of State shall mail a copy of any process against the Corporation served upon him is:

              c/o Jacobs Persinger & Parker
              77 Water Street
              New York, New York  10005

         THIRTEENTH: In addition to any other vote of shareholders required by law or by any other provision of this Certificate of Incorporation, an amendment or change of any provision of Articles "SIXTH", "SEVENTH", "NINTH", "TENTH", or "THIRTEENTH" hereof shall be authorized by vote of the holders of at least seventy percent (70%) of all outstanding shares of the Corporation entitled to vote thereon, except that any amendment or change which by law or any provision of this Certificate of Incorporation may be authorized by the Board of Directors shall be authorized by a majority of the entire Board of Directors.

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         FOURTEENTH:  No director of the Corporation shall be personally liable to the Corporation or its shareholders for damages for any breach of duty as a director notwithstanding any provision of law imposing such liability; provided, however, that this Article FOURTEENTH shall not eliminate or limit any liability of a director if a judgment or other final adjudication adverse to such director establishes (i) that the director's acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law; or (ii) that the director personally gained in fact a financial profit or other advantage to which the director was not legally entitled; or (iii) that the director's acts violated Section 719 of the New York Business Corporation Law. No amendment to or repeal of this Article FOURTEENTH shall adversely affect the rights and protection afforded to a director of the Corporation under this Article FOURTEENTH for acts or omissions occurring prior to such amendment or repeal.